Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kurzweil Applied Intelligence, Inc. of our report dated March 29, 1996 except for Note 3, as to which the date is May 9, 1996 with respect to the balance sheet at January 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the years ended January 31, 1996 and 1995 included in the Annual Report on Form 10-KSB of Kurzweil Applied Intelligence, Inc. for the fiscal year ended January 31, 1997.


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
April 30, 1997